SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2005, Caplease, LP, the operating partnership of Capital Lease Funding, Inc. (“we”) entered into a purchase and sale agreement with Aliso Commons at Town Center, LLC. Pursuant to the agreement, we agreed to acquire a real property known as Aliso Commons at Town Center - Phase I, in Aliso Viejo, California, subject to various customary closing conditions.

The purchase price for the property is $52.86 million. The property includes approximately 185,000 rentable square feet of space. Approximately 94% of the space is leased to two tenants, Lowe’s HIW, Inc. and Michaels Stores, Inc. The lease to Lowe’s HIW, Inc. is guaranteed by Lowe’s Companies, Inc.

In connection with entering into the agreement, we paid a deposit into escrow and were granted the right to conduct a due diligence review of the property during a due diligence period which expired on April 15, 2005. During the due diligence period, we had the right to terminate the agreement for any reason or for no reason and to an immediate return of our deposit.

On April 15, 2005, we amended the purchase and sale agreement and agreed to fund a loan to the seller in the amount of approximately $42 million and assume that loan upon closing of our acquisition. If we default in our obligations under the agreement, the seller may elect to terminate the agreement and retain our deposit as liquidated damages.

The purchase of the property is expected to close on or about May 15, 2005. At closing, our deposit and the debt we assume will be credited toward the purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By: /s/ PAUL C. HUGHES
Paul C. Hughes
Vice President, General Counsel and Corporate Secretary

DATE: April 21, 2005